Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
CARDICA RECEIVES NASDAQ NOTIFICATION
REDWOOD CITY, Calif. — May 22, 2009 — Cardica, Inc. (Nasdaq:CRDC) today announced that, on May 19, 2009, it received a notice from the Listing Qualifications Department of The NASDAQ Global Market (NASDAQ) that the Company does not comply with the minimum $10 million stockholders’ equity requirement for continued listing on the NASDAQ Global Market as stated under NASDAQ Marketplace Rule 5450(b)(1)(A) (the “Minimum Equity Requirement”).
As provided by NASDAQ rules, Cardica has the opportunity to submit to NASDAQ on or before June 3, 2009, a specific plan and timeline to regain and sustain compliance with the Minimum Equity requirement. There is no assurance that NASDAQ will accept the Company’s plan to satisfy the stockholders’ equity requirement. If NASDAQ accepts Cardica’s plan, NASDAQ may grant Cardica a period of up to 105 days from May 19, 2009 to regain compliance with such listing requirements. If NASDAQ determines that Cardica’s plan is not sufficient to achieve and sustain compliance with the Minimum Equity Requirement, Nasdaq will provide written notice that Cardica’s securities will be subject to delisting from the NASDAQ Global Market. At such time, Cardica may then apply to move to The NASDAQ Capital Market, provided it meets the continued listing requirements of that market, or appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. In the event of an appeal, Cardica’s securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following the hearing.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port(R) Proximal Anastomosis System is marketed in the United States, Europe and Japan.

Forward-Looking Statements
This press release contains “forward-looking statements,” including, without limitation, statements related to Cardica’s plan to submit a compliance plan to NASDAQ, the continued listing of Cardica’s common stock on The NASDAQ Global Market and potential outcomes following that submission. The words “may,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, the risk that the NASDAQ Staff may reject the Company’s plan for meeting the minimum continued listing requirements and the risk that Cardica otherwise fails to comply with the continued listing requirements of The NASDAQ Global Market or any other NASDAQ market, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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